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                                                                       Exhibit 5


               [TROUTMAN SANDERS MAYS & VALENTINE LLP LETTERHEAD]


                                  May 17, 2001



Board of Directors
TransCommunity Bankshares Incorporated
2320 Anderson Highway
Powhatan, Virginia 23139

Ladies and Gentlemen:

     This letter is in reference to the Registration Statement on Form S-4 dated May 16, 2001, filed by TransCommunity Bankshares Incorporated (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 670,936 shares of Common Stock, $0.01 par value per share (the "Shares"), which Shares are proposed to be offered to the shareholders of Bank of Powhatan, N.A., a national bank (the "Bank"), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 9, 2001, by and between the Bank and the Company (collectively, the "Agreement").

     We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

     Based upon such examination, it is our opinion that the aforementioned Shares, when issued will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Proxy Statement forming a part of the Registration Statement.

                         Very truly yours,



               /s/ TROUTMAN SANDERS MAYS & VALENTINE LLP